March 28, 2007

FACILITY AGREEMENT

between

Conquistador Investments Limited

as the Lender

and

Advance Homeland Security PLC`

as the Borrower

This FACILITY AGREEMENT is dated 28th March, 2007

BETWEEN:

(1)
Advance Homeland Security PLC, a Public Limited Company registered in England (company number 5916772) having a Registered Office at Savannah House, 5th Floor, 11 Charles II Street, London SW1Y 4QU (the “Borrower”); and

(2)
Conquistador Investments Limited, a company incorporated in Gibraltar with a place of business at Suite F8, International Commercial, Centre, Main Road, Gibraltar (the “Lender”) (each a “Party,” and collectively, the “Parties”).

BACKGROUND

The parties wish to enter into this Facility Agreement. The Lender has agreed to provide the Borrower with a secured loan of up to GBP £6,000,000 on the following terms and subject to the following conditions.

IN WITNESS WHEREOF it is hereby agreed as follows:

1.  DEFINITIONS AND INTERPRETATION

1.1	Definitions: In this Agreement, unless the context otherwise requires, the following terms shall have the meanings assigned to them in this Clause 1.1:

“Advances”	shall mean advances in GBP to be made by the Lender to the Borrower under this Agreement, or as the case may be, the principal amount outstanding, from time to time, of such advances;
“Assets”
Shall mean such fixed and current assets that are legally and beneficially owned solely by the Borrower and over which no other third party has any control, lien, right, encumbrance, charge or otherwise (except with the agreement with the third party).

“Availability Period”	shall mean the period commencing on the Drawdown Date and ending on the Maturity Date or such later date as the parties may agree in accordance with the provisions of Clause 16.2(c);
“Borrower”	shall have the meaning assigned to such term in the preamble;
“Business Day”	shall mean a day (other than a Saturday or a Sunday) on which commercial banks are open for the transaction of general banking business both in London and New York;

“Budget”	shall mean a budget that is mutually agreed between the parties
“Change of Control”
shall mean:
(a) any change in the legal or beneficial ownership of the shares of the Borrower after the date hereof or entry into any agreement which, in either case, results in the current investors (or funds managed, advised or controlled directly or indirectly by any of them) ceasing to:
(i)   own more than 50% of the issued share capital  of the Borrower;
(ii)  own share capital having the right to cast more than 50% of the votes capable of being cast at a general meeting of the Borrower; or
(iii)  be able to appoint the majority of the Board of Directors of the Borrower.

“Conditions Precedent”	shall mean each and all of the conditions set out in Clause 4;
“Debenture”	shall mean the debenture in the form set out in Schedule 1;
“Default Interest”	shall have the meaning assigned to such term in Clause 7.1;
“Default Interest Period”	shall mean in respect of any Unpaid Amount such period as maybe determined in accordance with Clause 7 (Default Interest);
“Default Interest Rate”	shall mean 1.5% per month;
“Drawdown Date”	shall mean the date on which all of the Conditions Precedent are satisfied or (in the absolute discretion of the Lender), waived;
“Event of Default”	shall mean each of the events set out in Clause 15 (Events of Default);
“Encumbrance”
shall mean any mortgage, charge (fixed or floating), pledge, lien, hypothecation, right of set-off, security trust, assignment by way of security, reservation of title or any other security interest whatsoever, howsoever created or arising or any other agreement or arrangement (including any sale and leaseback transaction) entered into for the purposes of conferring security and any agreement to enter into, create or establish any of the foregoing;

“Facility”	shall mean the secured term loan facility made available to the Borrower by the Lender pursuant to this Agreement;
“Finance Documents”	means this Agreement and the Debenture;
“GAAP”	shall mean accounting principles and practices which at the date hereof are generally accepted in the United Kingdom and approved by the Institute of Chartered Accountants of England and Wales;
“GB Pounds” or“GBP”	shall mean the lawful currency for the time being of the United Kingdom, which is currently Pounds Sterling;
“Indebtedness”	shall mean any obligation not disclosed in excess of £250,000 for the payment or repayment of money, whether as principal or surety and whether present or future, actual or contingent, sole or joint;
“Interest Payment Date”	shall mean the last day of any Interest Period;
“Interest Period”	shall mean in respect of the Advance, each period determined in accordance with Clause 6 (Interest);
“Interest Rate”	shall mean 9.0% per annum;
“Lender”	shall have the meaning assigned to such term in the preamble;
“Lender’s Bank Account”	Shall mean Lenders account held at Credit Suisse Gibraltar Limited;
“Loan”
shall mean the aggregate amount due and payable from the Borrower to the Lender under this Agreement from time to time including the Advance, all amounts of interest and Default Interest and any fees, commissions and other payments;

“Material Adverse Effect”
shall mean any event or circumstance which, in the opinion of the Lender (acting reasonably), is likely to materially and adversely affect the ability of the Borrower to perform all or any of its obligations under, or otherwise comply with the terms and conditions of, this Agreement;

“Maturity Date”	shall mean 31st December, 2010 or such later date as the parties may agree in accordance with Clause 16.2(c);
“Ordinary Shares”	Shall mean the ordinary shares of the Borrower;
“Permitted Indebtedness”	shall mean any indebtedness in the principal amount of less than GBP £250,000, incurred in the ordinary course of business;

“Prepayment Notice”	shall have the meaning assigned to such term in Clause 8.2;
“Security”	shall mean collectively the security over all the Assets of the Borrower as set out in the Debenture;
“Term”
shall mean, in respect of the Facility, the period commencing on the date of this Agreement and ending on the date on which all amounts due and payable by the Borrower hereunder (whether representing principal, interest, fees, costs, expenses, commissions or other payments) have been paid and discharged in full;

“Unpaid Amount”	shall mean any sum or amount which is not paid on the date on which such sum falls due under this Agreement;
“Warranties”	shall mean the representations and warranties set out in Clause 12 (Representations and Warranties).

1.2 Interpretation: In this Agreement, save where the context otherwise requires:

(a)
references to a “person” shall be interpreted broadly to include, without limitation, any corporation, association, partnership or individual. References to the singular shall include the plural. References to the masculine shall include all other genders and, unless the context otherwise requires, references to Clauses and Appendices are to Clauses of, and Appendices to this Agreement;

(b)	references to a “party” are to a party to this Agreement;

(c)	Clause headings are for convenience only and shall have no bearing on the interpretation of this Agreement;

(d)
a reference to a statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended modified or re-enacted, except where the amendment, modification or re-enactment would extend or increase the liability on either party;

(e)	any accounting terms that are not specifically defined shall be construed in accordance with GAAP; and

(f)	a reference to a time of day is to Greenwich Mean Time (“GMT”).

2.  THE FACILITY

On the terms and subject to the conditions of this Agreement, the Lender agrees to make available to the Borrower a secured sterling term loan in an aggregate principal amount not exceeding GBP £6,000,000 which shall be made available in accordance with the Budget.

3.  PURPOSE

3.1
The proceeds of the advance shall be applied by the Borrower only for the purpose of working capital and for general corporate purposes including growth and capital initiatives in accordance with the Budget.

3.2
The Borrower undertakes that the proceeds of the Advances shall be used only for the purposes permitted by this Clause 3 and shall not be used for any other purpose. For the avoidance of doubt, the Advance shall not be used in any way which would be illegal under, or would cause the invalidity or unenforceability (whether in whole or in part) of any Finance Document, under any applicable law.

4.  CONDITIONS PRECEDENT

4.1	The Lender shall not be under any obligation to make any Advances available to the Borrower unless:

(a)	the Lender has received and approved the following documents, either in original or certified copy:

(i)
resolutions of the Borrower (i) authorising the entry into and performance of this Agreement; and (ii) authorising a specified person to execute the Finance Documents on its behalf and take all other action as may be necessary in connection the Finance Documents;

(ii)	the Budget

(b)	the Lender has received copies of the following documents of the Borrower:

(i)	Certificate of Incorporation;

(ii)	any Certificates of Incorporation on Change of Name;

(iii)	Memorandum of Association;

(iv)	Articles of Association;

(v)	Share Certificate in favour of the Lender for 8,000,000 Ordinary Shares in the Borrower.

4.2	The obligation of the Lender to make the Advance is subject to the condition precedent that, on the Drawdown Dates:

(a)	the Warranties are true and correct and will be true and correct immediately after the making of the Advances; and

(b)	no Event of Default is continuing, or would result from the making of the Advances.

4.3
The conditions specified in this Clause 4 are inserted solely for the benefit of the Lender and may be waived by the Lender, in whole or in part and with or without conditions, without prejudicing the Lender's right to require subsequent fulfilment of such conditions.

5.  DRAWDOWN

Subject to the satisfaction of the Conditions Precedent, the Advances shall be made to the Borrower on, or within five (5) business days following receipt by Lender of a drawdown request from the Borrower, subject to the Budgets.

6.  INTEREST

6.1
Interest Periods The period for which the Advance is outstanding shall be divided into successive periods each of which (other than the first period, which shall begin on the Drawdown Date) shall start on the last day of the preceding such period.

6.2          Duration

(a)
The duration of each Interest Period shall be one month provided that the first Interest Period shall commence on the Drawdown Date and shall end on the last day of the month in which the Drawdown Date falls. No Interest Period shall extend after the Maturity Date. If an Interest Period would otherwise extend beyond the Maturity Date it shall be shortened so that it ends on the Maturity Date.

(b)
If any Interest Period would otherwise end on a day that is not a Business Day, the Interest Period shall instead end on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

6.3          Calculation and Payment of Interest

(a)
The rate of interest applicable to the Advance for each Interest Period shall be the Interest Rate. Interest will accrue from day to day, shall be compounded at the end of each Interest Period and shall be calculated on the basis of the actual number of days elapsed and on the basis of a year of 360 days.

(b)	The Borrower shall pay all amounts of interest due to the Lender under this Agreement in arrears on the Maturity Date.

(c)
The determination by the Lender of any interest payable pursuant to this Clause 6 shall be prima facie evidence of the relevant amount payable and, in the absence of manifest error shall be binding on the parties.

7.  DEFAULT INTEREST

7.1
If the Borrower does not pay any sum payable under the Finance Documents when due for payment of such amount (including any amount due and payable pursuant to this Clause 7.1) within 5 Business Days of the payment due date, it shall pay interest on the Unpaid Amount from time to time outstanding from the period beginning on its due date for the payment thereof and ending on the date of its receipt by the Lender (both before and after judgment) calculated by reference to successive Interest Periods at the Default Interest Rate (“Default Interest”).

7.2
Default Interest accruing on an Unpaid Amount shall, if unpaid, be compounded with such Unpaid Amount at the end of each Default Interest Period for such Unpaid Amount and shall be immediately payable by the Borrower on demand by the Lender.

7.3
The first Default Interest Period shall begin on the due date for payment of the relevant Unpaid Amount and each succeeding Default Interest Period shall begin on the last day of the previous Default Interest Period.

7.4
The duration of each Default Interest Period shall be one week provided that if any Default Interest Period would otherwise end on a day that is not a Business Day, the Default Interest Period shall instead end on the next Business Day.

7.5
The determination by the Lender of any Default Interest payable pursuant to this Clause 7 shall be prima facie evidence of the relevant amount payable and, in the absence of manifest error shall be binding on the parties.

8.  REPAYMENT, PREPAYMENT AND CANCELLATION

8.1	Repayment The Borrower shall repay the Loan in full on the Maturity Date.
8.2
Voluntary Prepayment The Borrower may, by giving the Lender not less than 15 days' prior written notice (a “Prepayment Notice”) at any time, prepay the Advance in whole or in any part, subject to the following conditions:

(a)	the date of the scheduled prepayment is not less than 15 days after the date of the Prepayment Notice;

(b)	the prepayment does not result in an Event of Default occurring; and

(c)
interest (and Default Interest, if applicable) shall accrue on the amount of such prepayment up to the date on which the prepayment is made and shall be payable concurrently with such prepayment, notwithstanding the fact that the date of such prepayment may not coincide with an Interest Payment Date.

8.3
Mandatory Prepayment on Change of Control Notwithstanding any other provisions of this Clause 8, on any date on which a Change of Control occurs, the Loan shall be repaid in full. The Borrower shall, to the extent possible, provide the Lender with 15 days’ notice of any proposed Change of Control.

8.4	Illegality If, at any time:

(a)	the introduction of, or any change in, any law or regulation or any change in the application or interpretation thereof by any court or regulatory authority;

(b)	compliance with any direction, request or requirement (whether or not having the force of law) of any monetary agency, central bank or governmental or other regulatory authority; or

(c)	any judgment, order or direction of any court, tribunal or authority binding on the Lender,

renders it unlawful for the Lender to make the Advance or allow the Advance to remain outstanding, the Lender shall give notice to the Borrower, requiring the Borrower to prepay the Loan on the next Interest Payment Date or such earlier date as the Lender certifies to be the last date permitted for payment by such law, regulation, regulatory requirement, request, judgment, order or direction.

8.5
Prepayment Notices to be revocable Any Prepayment Notice given by the Borrower under this Agreement shall be revocable on a day’s notice and shall not oblige the Borrower to prepay the Loan in accordance with that notice.

8.6	No Ability to Re-draw The Borrower may not re-draw any amount of the Loan which has been either repaid or prepaid in accordance with the terms of this Agreement.

8.7	Consideration to Enter into Facility As consideration for this Facility, the Lender shall receive 8,000,000 Ordinary Shares of the Borrower.

9.  PAYMENTS

9.1
Subject to satisfaction (or waiver) of all the Conditions Precedent, the Lender shall pay the Advance or Advances to the Borrower’s Bank Account in immediately available cleared funds on the Drawdown Date or directly to Creditors as advised by the Borrower.

9.2	The currency of the Loan shall be in GB Pounds and all payments from or by the Borrower under this Agreement shall be made:

(a)            in full, without any deduction, set-off or counterclaim; and

(b)	in immediately available cleared funds on the Lender’s Bank Account or such other account as the Lender may specify to the Borrower in writing.

9.3
Unless expressly stated to the contrary in any other Clause of this Agreement, any payment which is due to be made on a day which is not a Business Day, shall be made on the next Business Day in the same calendar month (if there is one) or the immediately preceding Business Day (if there is not). Any interest or other amount accruing on a daily basis shall be calculated accordingly.

9.4
If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement or any other Finance Document, the Lender shall apply that payment in settlement of those amounts in the order determined by the Lender in its absolute discretion.

10.  FEES, CHARGES AND EXPENSES

Each party shall be responsible for their own legal fees, charges and expenses in relation to the preparation and execution of the Finance Documents.

11. SECURITY

ll.1	General The Assets of the Borrower shall be secured for the duration of the Term by the interests and rights granted in favour of the Lender in accordance with the Finance Documents.

12.  REPRESENTATIONS AND WARRANTIES

12.1	The Borrower represents and warrants to the Lender that:

(a)
Status  It is a company, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, it possesses the capacity to sue and be sued in its own name and has the power to own its property and Assets and carry on its business as it is now being and will be conducted.

(b)
Powers and Authority It has the power to (i) execute, deliver and exercise its rights and perform its obligations under the Finance Documents to which it is a party; (ii) carry out the transactions contemplated by the Finance Documents and has taken all necessary corporate, shareholder and other action to authorise the execution, delivery and performance of those documents and transactions; and (iii) make each of the Finance Documents to which it is a party admissible in evidence in the courts of the jurisdiction to which it has submitted in such Finance Document.

(c)
Legal Validity This Agreement constitutes, and any and each other Finance Document to which it is or will become a party (when executed by it or on its behalf) will constitute, its legal, valid, binding and enforceable obligations and (without limiting the generality of the foregoing) any Finance Document pursuant to which it is a party and which purports to create Security, creates the security interests which such Finance Document purports to create or, as the case may be, accurately evidences a security interest which has been validly created.

(d)
No Conflict The entry into and performance by it of this Agreement and each other Finance Document to which it is a party and the transactions to be implemented pursuant to those documents do not and will not conflict with:

(i)	any applicable law or regulation or any order of any governmental, or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over it;

(ii)	the provisions of its constitutional or governing documents or any of its resolutions (having current effect); or

(iii)	any agreement or instrument to which it is a party or which is binding upon it or on its Assets;

in each case in such a manner or to such an extent as would reasonably be expected to have a Material Adverse Effect or in a manner or to an extent which is reasonably likely to result in any material liability on the part of the Lender to any third party by reason of any such conflict, nor will it result in the creation or imposition of any Encumbrance on any of its Assets (save for any Encumbrance created pursuant to the Finance Documents).

(e)
Insolvency The Borrower has not taken any corporate action nor have any steps been taken or legal proceedings started or threatened against it) or for the enforcement of any Encumbrance over all or any of its Assets or for the appointment of a receiver, administrator, administrative receiver or similar officer in respect of it or in respect of any or all of its Assets or revenues or any other similar events under any applicable law in any jurisdiction.

(f)	No Default

(i)            No Event of Default has occurred and is continuing or is reasonably likely to result from the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(ii)          No other event or circumstance is outstanding that constitutes a default under any other agreement or instrument which is binding on it or to which its Assets are subject which would reasonably be expected to have a Material Adverse Effect.

(g)
Consents Any and all authorisations, approvals, consents, licences, exemptions, filings, registrations and other matters required on the part of the Borrower pursuant to any applicable law or in consequence of (i) the entry into and performance by it of and/or the validity of any of the Finance Documents to which it is a party or to carry out the transactions contemplated thereby and/or (ii) the continued carrying on of the business of the Borrower have been obtained or made and are in full force and effect or will be obtained or made and will be in full force and effect prior to the date required by applicable law and other than in the case of the Finance Documents save for (i) filings, records or registrations required in relation to the Security (the Borrower will take all necessary actions to enable the Lender to effect all such filings and registrations within the applicable time periods) and (ii) minor authorisations, consents and filings.

(h)	Filing or stamp taxes Under the laws of its jurisdiction of incorporation the Borrower will make such filings as may be necessary to complete the transactions contemplated by the Finance Documents

(i)	Encumbrances No Encumbrance (or agreement to create the same) exists on or over the Borrower’s Assets save as disclosed by the Borrower.

(j)	Indebtedness The Borrower has not incurred (or agreed to incur) any Indebtedness other than the Permitted Indebtedness save as disclosed by the Borrower.

(k)
Information All written information provided by or on behalf of the Borrower was true and accurate (or, in the case of information prepared and/or provided by any person other than the Borrower or its advisors, was true and accurate to the best of its knowledge and belief) in all material respects at the date (if any) ascribed thereto or (if none) at the date of the relevant component of the information. All expressions of opinion or intention and all forecasts and projections attributable to the Borrower contained in the information provided to the Lender were arrived at after careful consideration, were at the date made fair and were based on assumptions believed to be reasonable at the time made. The information provided to the Lender as of its date was not misleading in any material respect and did not omit to disclose or take into account any matter known to the Borrower where failure to disclose or take into account such matter would result in the information provided to the Lender (or any information or projection contained therein) being misleading in any material respect, and nothing has occurred or come to light since the date of any of such information which, insofar as the Borrower is aware, renders any material facts forming the basis thereof materially inaccurate or misleading or which makes any of the projections or forecasts contained therein materially unfair or unreasonable or renders any of the assumptions upon which the projections are based materially unfair or unreasonable.

(l)	No breach of laws It has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(m)
Ownership of Assets The Borrower has good title to or valid leases or licences of or is otherwise entitled to use all Assets necessary to properly conduct its business except to the extent the absence of which would not reasonably be expected to have a Material Adverse Effect.

(n)	Ranking The Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Encumbrance.

(o)           Documents The documents delivered to the Lender by or on behalf of the Borrower pursuant to Clause 4 (Conditions Precedent) and any other provision of the Finance Documents were genuine, and in the case of copy documents, were true, complete and accurate copies in all material respects of originals, which had not been amended, varied, supplemented or superseded in any way which would be likely to affect materially and adversely the interests of the Lender under the Finance Documents.

(p)           Repetition The representations and warranties set out in this Clause 12.1 (Representations and Warranties) shall survive the execution of this Agreement and are made by the Borrower on the date of execution of this Agreement and on the date of the Drawdown Date.

12.2	The Borrower represents and warrants to the Lender that the Warranties are true and correct as at the date of this agreement.

13.  NEGATIVE UNDERTAKINGS

Unless otherwise agreed in writing by the Lender, as long as any amount under the Loan remains outstanding, the Borrower agrees with the Lender that:

13.1	Negative Pledge It will not create, or permit to subsist, any Encumbrance on the whole or any part of its respective present or future business, Assets or undertaking other than the Security.

13.2
Transactions Similar to Security It will not enter into any arrangement with any person providing for the leasing by the Borrower of real or personal property that has been or is to be sold or transferred by the Borrower to such person or to any other person to whom funds have been or are to be advanced by such person on the security of such property or rental obligations of the Borrower .

13.3
Disposals The Borrower will not, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, attempt to sell, transfer, lease or otherwise dispose of all or any part of the Security.

l3.4	Indebtedness The Borrower will not incur any Indebtedness other than Permitted Indebtedness following the date hereof.

13.5
Administration and Winding-up Orders, etc. The Borrower will not make or join in making any application to any court for an administration, winding up, receivership or other similar order to be made in relation to the Borrower, other than where such application or the granting of any such application would not reasonably be expected to have a Material Adverse Effect.

13.6
Arm’s Length Terms The Borrower shall not enter into any arrangement or contract with any any shareholder of the Borrower save where such arrangement or contract is entered into on an arm’s length basis and is fair in the reasonable opinion of the Borrower.

14. AFFIRMATIVE UNDERTAKINGS

Unless otherwise agreed in writing by the Lender, as long as any amounts remain outstanding under the Loan, without the written consent of the Lender, the Borrower agrees that:

l4.1
Pari Passu Ranking The Borrower undertakes that its obligations under this Agreement rank and will at all times rank at least pari passu in right and priority of payment and in point of security (save by reason of and to the extent of the security afforded thereto by the Finance Documents) with all its other present and future obligations, other than obligations applicable generally to companies incorporated in its jurisdiction of incorporation which have priority by operation of law (including in respect of employees’ remuneration, taxes and like obligations).

14.2
Compliance with Laws The Borrower will comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, whether domestic or foreign, having jurisdiction over it or any of its Assets.

14.3
Consents The Borrower will obtain, promptly renew from time to time and maintain in full force and effect, and if so requested promptly furnish certified copies to the Lender of all such material authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation:

(a)
that enable the Borrower to enter into and perform its respective material obligations under the Finance Documents or are required for the validity or enforceability of such Finance Documents or of any security provided for thereby; and/or

(b)	to carry on its business in the ordinary course as it is being conducted from time to time,

in each case, where failure to obtain, renew or maintain any such authorisation, approval, consent, licence or exemption or non-compliance with the terms of the same would reasonably be expected to have a Material Adverse Effect.

14.4        Security

(a)	Without prejudice to the obligations of the Borrower under the other Finance Documents, the Borrower shall take all such action (the cost of such action to be borne by the Borrower):

(i)	as may be required in order to create, perfect and ensure that in all respects, all rights to the Assets in the Borrower vest in the Lender, in relation to the Security;

(ii)
as the Lender may require for the purpose of perfecting or protecting the Lender’s rights under and preserving the security interests intended to be created or evidenced by any of the Finance Documents including, without limitation, rights in relation to the Security; and

(iii)	as the Lender may require following the making of any declaration pursuant to Clauses 16.1 (Acceleration and Cancellation) for facilitating the realisation of any such Security or any part thereof.

(b)
The Borrower shall ensure that each Finance Document to which it is a party creates each and every security interest which that Finance Document purports to create or, if that Finance Document purports to evidence a security interest, accurately evidences a security interest which has been validly created and that each security interest ranks in priority as specified in the Finance Document creating or evidencing that interest.

15.  EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default for the purposes of this Agreement:

l5.1
Non-payment The Borrower fails to pay any sum payable by it under the Finance Documents when due, unless its failure to pay is caused solely by an administrative error or technical problem and payment is made within 15 Business Days of its due date

l5.2	Breach of Security Obligations The Borrower, fails to comply with the requirements of Clause 11 (Security), Clause 13.1 (Negative Pledge) or Clause 14.4 (Security).

l5.3
Breach of Other Obligations The Borrower fails to comply with any of its obligations (other than those specified in Clause 15.1 (Non-Payment) or Clause 15.2 (Breach of Security Obligations) under any of the Finance Documents and, if that failure is in the opinion of the Lender (acting reasonably) capable of remedy, it is not remedied with 15 Business Days of the earlier of:

(a)	the Lender notifying the Borrower of the default; and

(b)	the Borrower becoming aware of the default.

15.4        Misrepresentation Any representation, warranty or statement made, repeated or deemed made by the Borrower in, or pursuant to, any Finance Document is (or proves to have been) incomplete, untrue, incorrect or misleading when made, repeated or deemed made and, if the circumstances giving rise to that default are deemed, in the opinion of the Lender (acting reasonably) capable of remedy, they are not remedied with 10 Business Days of the earlier of:

(a)	the Lender notifying the Borrower of the default; and

(b)	the Borrower becoming aware of the default.

15.5 Invalidity and Unlawfulness

(a)
Any provision of any Finance Document (other than a provision of a minor technical or administrative nature) is or becomes invalid or unenforceable for any reason or is repudiated or the validity or enforceability of any provision of any Finance Document is contested by any party thereto (other than the Lender) or any party to any Finance Document (other than the Lender) denies the existence of any liability or obligation on its part under any Finance Document.

(b)	It is or becomes unlawful under any applicable jurisdiction for the Borrower to perform any of its obligations (other than of a minor technical or administrative nature) under any Finance Document.

(c)	Any act, condition or thing required to be done, fulfilled or performed in order to:

(i)	enable the Borrower to lawfully enter into, exercise its rights under and perform the obligations expressed to be assumed by it under any Finance Document to which it is party;

(ii)	ensure that the obligations expressed to be assumed by the Borrower under any Finance Document to which it is party are legal, valid and binding;

(iii)	make each Finance Document admissible in evidence in the courts of the jurisdiction to which the Borrower has submitted in that Finance Document; and

(iv)	create and perfect (within the time periods provided by applicable law or the relevant Finance Documents) the Security,

is not done, fulfilled or performed in all material respects.

15.6        Insolvency

(a)	The Borrower stops or suspends or threatens, or announces an intention to stop or suspend, payment of its debts.

(b)
The Borrower is, for the purpose of section 123 of the Insolvency Act 1986 (on the basis that the words “proved to the satisfaction of the court” are deemed omitted from sections 123(1)(e) and 123(2) of that Act) or any other applicable law, deemed to be insolvent or unable, or admits its inability, to pay its debts as they fall due or becomes insolvent or a moratorium is declared in relation to any Indebtedness of the Borrower.

15.7 Receivership and Administration

(a)
Any encumbrancer takes possession of, or a receiver, administrative receiver or administrator or similar officer is appointed over or in relation to, all or any material part of the Assets of the Borrower.

(b)
A meeting is convened, an application is made or any other step is taken, or any notice is given of the intention to convene a meeting or take any other step, for the purpose of appointing a receiver, administrative receiver or other similar officer of or in relation to the Borrower.

(c)
An application is made or any other such document is issued, a meeting is convened, or any other step is taken, or any notice is given of the intention to convene a meeting or take any other step, for the purpose of appointing an administrator or other similar officer of, or for the making of an administration order in relation to the Borrower.

15.8 Compositions and Arrangements

(a)
The Borrower convenes a meeting of its creditors generally or takes any step with a view to a moratorium or proposes or makes any arrangement or composition or compromise with, or any assignment for the benefit of its creditors generally.

(b)
the Borrower proposes or enters into any negotiations for or in connection with the rescheduling, restructuring or re-adjustment of any Indebtedness by reason of, or with a view to avoiding, financial difficulties.

15.9        Winding up

(a)	Any meeting of the Borrower is convened for the purpose of considering any resolution for (or to petition for) its winding up or the Borrower passes such a resolution.

(b)
A petition or any other such document is presented for the winding up of the Borrower or an order is made for the winding up of the Borrower (other than a frivolous or vexatious petition, or any other such document, dismissed, withdrawn or discharged within 10 Business Days of being presented or any other petition which is contested on bona fide grounds and dismissed, withdrawn or discharged prior to the winding-up order being made).

15.10
Attachment or Process A creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or against all or any part of the Assets of the Borrower in respect of Indebtedness exceeding GBP £100,000 (or its equivalent in other currencies) in aggregate at any time and which is not discharged within 10 days of such act.

15.11	Suspension of Payments Any order is made, any resolution is passed or any other action is taken for the suspension of payments, protection from creditors or bankruptcy of the Borrower.

15.12	Cessation of Business The Borrower suspends, ceases, or threatens or proposes to suspend or cease, to carry on all or a substantial part of its business.

15.13
Compulsory Acquisition All or any material part of the Assets of the Borrower are seized, nationalised, expropriated or compulsorily acquired by, or by the order of, any central or local governmental authority in relation to which full market value compensation is not paid and as a result the business of the Borrower is materially and adversely affected or curtailed.

15.14
Security Interests Any Encumbrance affecting the business, undertaking or any of the Assets of the Borrower and securing Indebtedness exceeding GBP £250,000 (or its equivalent in other currencies) in aggregate becomes enforceable, whether or not steps are taken to enforce the same.

15.15 Cross Default  Any Indebtedness of the Borrower exceeding GBP £250,000 (or its equivalent in other currencies) in aggregate:

(a)	is not paid when due or within any originally applicable grace period in any agreement relating to that Indebtedness;

(b)	becomes due and payable (or is capable of being declared by or on behalf of a creditor, due and payable) before its normal maturity; or

(c)	is placed on demand (or any commitments for any such Indebtedness are cancelled or suspended),

in each case, by reason of an event of default (however described).

15.16
Litigation Any litigation, arbitration or administrative proceeding is commenced against the Borrower which is reasonably likely to be resolved against such person and if so resolved would reasonably be expected to have a Material Adverse Effect.

15.17	Material Adverse Effect Any event or series of events (related or not) occurs which, in the opinion of the Lender (acting reasonably), has or is reasonably likely to have a Material Adverse Effect.

16 TERM AND TERMINATION

l6.1	Acceleration and Cancellation Upon the occurrence of an Event of Default which is continuing, the Lender may by written notice to the Borrower:

(a)	declare the Loan to be immediately due and payable (whereupon the same shall become so payable); and/or

(b)	declare that the Security has become enforceable (in whole or in part) and take such action as may be necessary to enforce the Security.

16.2 Term and Renewal This Agreement shall terminate upon the later of:

(a)	the Maturity Date;

(b)	the expiry of the Term; or

(c)           such later date as the Lender may agree in writing at the lenders absolute discretion, prior to the date which falls 5 days prior to the Maturity Date.

16.3
Survival On termination of this Agreement in accordance with this Clause 16, all of the rights and obligations of the parties hereunder shall cease immediately provided that the provisions of Clause 1 (Definitions and Interpretation), Clause 19 (Remedies, Waivers, Amendments and Consents), Clause 22 (Third Party Rights), Clause 23 (Governing law) and Clause 24 (Jurisdiction and Service of Process) shall remain in full force and effect. Termination shall not affect any rights of the parties accrued prior to the date of such termination.

17.  ASSIGNMENT AND TRANSFER

The Borrower may not assign any of its rights or transfer any rights or obligations under any of the Finance Documents without the prior written consent of the Lender.

18.  SET-OFF

18.1
The Borrower authorises the Lender to apply any credit balance (whether or not then due) to which the Borrower is at any time beneficially entitled on any account at the Lender in (or towards) satisfaction of any sum then due and payable by the Borrower to the Lender under any of the Finance Documents, but which is unpaid. If such balances are in different currencies, the Lender may convert either balance at a market rate of exchange for the purpose of the set-off.

18.2	The Lender shall not be obliged to exercise any rights vested in it pursuant to Clause 18.1.

19. REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS

19.1	Any amendment to this agreement shall be in writing and signed by or on behalf of each party.

19.2
Any waiver of any right or consent given under this Agreement is only effective if it is in writing and signed by the waiving or consenting party, and applies only in the circumstances for which it is given and shall not prevent the party giving it from subsequently relying on the relevant provision.

19.3	No delay or failure to exercise any right under this Agreement shall operate as a waiver of that right.

19.4	No single or partial exercise of any right under this Agreement shall prevent any further exercise of the same or any other right under this Agreement.

19.5	Rights and remedies under this agreement are cumulative and not exclusive of any other rights or remedies provided by law or otherwise.

20.  SEVERANCE

20.1
The invalidity, unenforceability or illegality of any provision (or part of a provision) of this Agreement under the laws of any jurisdiction shall not affect the validity, enforceability or legality of the other provisions.

20.2
If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever modification as is necessary to give effect to the commercial intention of the parties.

21.  COUNTERPARTS

This Agreement may be executed and delivered in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

22.  THIRD PARTY RIGHTS

A person who is not a party to this agreement shall have no rights to enforce or enjoy the benefit of any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999.

23.  NOTICES

23.1	Except as otherwise provided herein all communications hereunder shall be in writing and shall be provided by any of the following methods:

(a)	in writing and delivered in person or by courier, effective on the date it is delivered or its delivery is attempted;

(b)	by facsimile transmission, effective on the date it is received by a responsible employee of the recipient in legible form;

(c)	by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), effective on the date it is delivered or its delivery is attempted; or

(d)	if sent by e-mail, effective on the date it is delivered.

23.2	All notices and communications shall be addressed as follows:

If to the Lender:

Conquistador Investments Limited
Suite F8, International Commercial Centre,
Main Road, Gibraltar

If to the Borrower:

Advance Homeland Security PLC
Savannah House
5th Floor
11 Charles II Street
London SW1Y 4QU

24. CALCULATIONS AND CERTIFICATES

24.1
Accounts In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

24.2	Certificates and Determinations Any certification or determination by a Lender of a rate or amount under any Finance Document, constitutes prima facie evidence of the matters to which it relates.

24.3
Day Count Convention Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360.

25. CONFIDENTIALITY

The parties will keep confidential the Finance Documents and all information which they acquire under or in connection with the Finance Documents save that such information may be disclosed:

25.1	if so required by law or regulation or, if requested by any regulator with jurisdiction over the Lender;

25.2	if it comes into the public domain (other than as a result of a breach of this Clause 25);

25.3	to auditors professional advisors or rating agencies;

25.4	in connection with any legal proceedings;

25.5	except to the extent reqired to create and perfect the Security specified in Clause 14.4 (Security)

The provisions of this Clause 25 shall supersede any undertakings with respect to confidentiality previously given by either party.

26.  GOVERNING LAW

This Agreement and any dispute, controversy, proceedings or claim of whatever nature arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the laws of England and Wales.

27.  JURISDICTION AND SERVICE OF PROCESS

27.1	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising out of or in connection with this agreement.

27.2         The Borrower irrevocably and unconditionally:

(a) appoints Advance Nanotech Limited as its agent to receive on its behalf in England or Wales service of any proceedings arising out of or in connection with this agreement;

(b) agrees that the failure of such agent to forward any process served on it to the Borrower shall not impair the validity of such service or any judgment based on such service; and

(c) consents to the service of process in any proceedings being served on it in accordance with this Clause 27.

27.3
If, for any reason, such agent ceases to be able to act as agent or no longer has an address in England or Wales, the Borrower shall immediately appoint a substitute agent acceptable to the Lender and deliver to the Lender the new agent's name, address and fax number.

27.4	Nothing contained in this agreement shall affect the right to serve process in any other manner permitted by law.

IN WITNESS WHEREOF this Facility Agreement has been executed as of the date first written on the first page of this Agreement by:

Schedule 1 Debenture

Signed by MAGNUS R GITTINS	)
for and on behalf of	)
ADVANCE HOMELAND SECURITY PLC	)	Director
)

Signed by CONQUISTADOR INVESTMENTS LIMITED	)
a company incorporated in Gibraltar acting	)
by John Lister who, in	)	Authorised signatory
accordance with the laws of that territory is	)
acting under the authority of the company	)